Exhibit 99.1

     Temecula Valley Bancorp Inc. Receives Shareholder Approval of Reincorporation in California and Concurrent Two-for-One Stock Split

   TEMECULA, Calif.--(BUSINESS WIRE)--Dec. 18, 2003--At a special meeting of shareholders held today, the shareholders of Temecula Valley Bancorp Inc. (OTCBB: TMCV), a California corporation, approved the reincorporation to change its state of incorporation from Delaware to California. The reincorporation will not result in any change in the location of company operations, location of employees, or in the way the company conducts business. A concurrent forward two-for-one stock split was also approved at the meeting.
   Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for Temecula Valley Bank, N.A. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif., Fresno, Calif., Chico, Calif., Anaheim Hills, Calif., Bellevue, Wash., Gurnee, Ill., Tampa/St. Petersburg, Fla., Coral Springs, Fla., Jacksonville, Fla. and Atlanta, GA. The company's common stock is traded over the counter with the stock symbol TMCV.OB and the bank's internet web site can be reached at www.temvalbank.com.

    CONTACT: Temecula Valley Bank, N.A.
             Stephen H. Wachnitz, 909-694-9940